UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2016

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on March 27, 2015, Universal Health Realty Income Trust (the “Trust”) entered into a credit agreement with a syndicate of lenders and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), Bank of America, N.A., as syndication agent, and Fifth Third Bank, N.A., JPMorgan Chase Bank, N.A. and SunTrust Bank as co-documentation agents (the “Credit Agreement”).

On May 24, 2016, the Trust, certain subsidiaries of the Trust listed therein, the Administrative Agent and the required lenders under the Credit Agreement entered into the first amendment (the “First Amendment”) to the Credit Agreement, pursuant to which, among other things, the revolving line of credit under the Credit Agreement increased from $185 million to $250 million.

The foregoing description of the First Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the First Amendment, which is attached as Exhibit 10.1 and is incorporated herein by reference

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	First Amendment to Credit Agreement, dated as of May 24, 2016, between Universal Health Realty Income Trust, certain subsidiaries of Universal Health Realty Income Trust, certain banks and financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST
Date: May 25, 2016

	By:	/s/ CHARLES F. BOYLE
	Name:	Charles F. Boyle
	Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit

10.1	First Amendment to Credit Agreement, dated as of May 24, 2016, between Universal Health Realty Income Trust, certain subsidiaries of Universal Health Realty Income Trust, certain banks and financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent.